EXHIBIT 99

PACIFIC GATEWAY EXCHANGE ENGAGES THE ACCOUNTING FIRM OF
STONEFIELD JOSEPHSON, INC.

BURLINGAME,  Calif.,  July 12-- Pacific Gateway Exchange,  Inc.  (Nasdaq:
PGEX) announced that it has engaged Stonefield Josephson as its independent auditors. The audit team from Stonefield Josephson that will be working on the Company's account has significant experience in auditing public companies and in auditing high tech and communication companies.

The Company is very pleased to welcome Stonefield Josephson to the Pacific Gateway Exchange team. The Company is very impressed with the credentials and ability of this accounting firm and looks forward to working with them. Stonefield Josephson replaces PricewaterhouseCoopers LLP, which declined to stand for reelection as the Company's auditors.

About Pacific Gateway Exchange, Inc.

Pacific Gateway is a global facilities-based communications carrier providing voice, bandwidth, data and Internet services to a wide array of domestic and international carriers, ISPs, and retail customers.

Pacific Gateway, through its wholly-owned subsidiary, IECom, provides voice, data access, and travel services to the ethnic small office/home office and residential markets in the U.S. Onyx Networks, also a wholly-owned subsidiary of Pacific Gateway, is a global provider of localized IP network solutions, delivering high-performance Internet connectivity, collocation and remote content solutions to Global Enterprise Customers and Network Service Providers worldwide.

Onyx is able to substantially extend its global reach and connect major metropolitan areas around the world by leveraging the 45 operating agreements in 29 countries and ownership in 32 undersea fiber optic cable systems of its parent company, Pacific Gateway Exchange. In addition, Onyx has committed peering sessions totaling 274, spanning UK, U.S., and Japan. Onyx presently has Internet exchange points in MAE East, MAEWest, Dallas, PAIX, Pac Bell NAP, Equinix-SJC, Ameritech Advanced Data Services, LINX, and JPIX and is in the process of entering the Amsterdam Internet Exchange.

In addition, Pacific Gateway's domestic network spans 12 major metropolitan cities. The Company presently operates switching and international gateway facilities in New York, Los Angeles, Dallas, the United Kingdom, Russia, New Zealand, Japan, Australia and Germany.

Additional Pacific Gateway information is available at www.pgexch.com. IECom information is available at www.go-iecom.com. Onyx Networks information is available at www.onyx.net.